UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 11, 2008

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

1-32944	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 - Regulation FD
Item 7.01 Regulation FD Disclosure

Section 8 - Other Events
Item 8.01 Other Events

D.C. Circuit Court Decision Invalidating U.S. Environmental Protection Agency Clean Air Program

As previously disclosed, to facilitate attainment of its ozone and fine particulates standards issued in 1997, the U.S. Environmental Protection Agency (“EPA”) promulgated regulations in March 2005 called the Clean Air Interstate Rule (“CAIR”) for 28 midwestern and eastern states, including Pennsylvania.  CAIR required by 2010 reductions in sulfur dioxide emissions by about 50% beyond the reductions required under the Clean Air Act’s acid rain cap-and-trade program and required further reductions by 2015 of 30% beyond the 2010 reductions.  These reductions were to be achieved by surrendering allowances issued under the acid rain cap-and-trade program in a ratio of two allowances per ton of sulfur dioxide emitted starting in 2010 and 2.86 allowances per ton of sulfur dioxide emitted starting in 2015.  CAIR also established a regional cap-and-trade program for year-round nitrogen oxide reductions beginning in 2009 and required further nitrogen oxide reductions beginning in 2015 of 17% beyond 2009 levels.

Based upon these requirements, PPL EnergyPlus, LLC ("PPL EnergyPlus") purchased additional sulfur dioxide allowances beyond those required under the acid rain program as well as annual nitrogen oxide allowances under the new CAIR annual nitrogen oxide program.

On July 11, 2008, the United States Court of Appeals for the D.C. Circuit invalidated CAIR, stating that a regional cap-and-trade program cannot be used to facilitate attainment of the ozone and fine particulates standards.  The Court did not overturn the existing cap-and-trade program for sulfur dioxide reductions under the acid rain program.  In addition, despite the Court’s ruling that a regional cap-and-trade program cannot be used for attainment of the ozone standard, the existing ozone season cap-and-trade program was not invalidated.

As a result of this decision, PPL Corporation ("PPL") now anticipates that all of the annual nitrogen oxide allowances PPL EnergyPlus had purchased may be impaired because the CAIR rule has been vacated and therefore these allowances are no longer required.  In addition, the market price of sulfur dioxide allowances has fallen dramatically since the Court’s decision was issued.  PPL currently is evaluating the Court’s decision to determine its financial and other impacts.  The combined book value for these sulfur dioxide and nitrogen oxide emission allowances was approximately $100 million at June 30, 2008, excluding the seasonal nitrogen oxide allowances unaffected by the Court’s ruling.  While PPL is still evaluating the impact of the Court’s decision, these allowances may be impaired in the third quarter of 2008.  The amount of the impairment charge will be based on market prices at the end of the third quarter, an assessment of the emission allowances PPL expects to consume in future periods, and other factors.  Any such impairment charge would be considered a special item, which would not impact earnings from ongoing operations.  In addition, as a result of the Court’s decision PPL is reviewing aspects of its previously announced program to install certain pollution control equipment to meet the CAIR requirements, along with the relevant contracts for the purchase of these allowances.

At this time, PPL cannot predict the outcome of the legal proceedings related to the Court’s decision, what action the EPA will take in response to this decision and the timing of such action, or the ultimate impact on PPL of these proceedings and resulting regulatory and other actions.

“Earnings from ongoing operations” excludes the impact of special items. Special items include charges, credits or gains that are unusual or nonrecurring and the mark-to-market impact of energy-related, non-trading economic hedges. The mark-to-market impact of these hedges is economically neutral to the company because the mark-to-market gains or losses on the energy hedges will reverse as the hedging contracts settle in the future. Earnings from ongoing operations should not be considered as an alternative to reported earnings, or net income, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL’s underlying earnings performance as another criterion in making their investment decisions. PPL’s management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ J. Matt Simmons, Jr.
J. Matt Simmons, Jr. Vice President and Controller

PPL ENERGY SUPPLY, LLC

By:	/s/ J. Matt Simmons, Jr.
J. Matt Simmons, Jr. Vice President and Controller

Dated:  July 16, 2008